Exhibit 10.19

ENABLE MIDSTREAM PARTNERS, LP

SHORT TERM INCENTIVE PLAN

Effective January 1, 2014

Enable GP, LLC, a limited liability company (the “Company”), the general partner of Enable Midstream Partners, LP, a limited partnership (the “Partnership”) hereby adopts the Enable Midstream Partners, LP Short Term Incentive Plan, effective as of January 1, 2014, on the following terms:

1. Purpose: The purpose of the Plan is to encourage a high level of performance through the establishment of predetermined entity, business unit and/or individual goals, the attainment of which will require a high degree of competence and diligence on the part of those Employees selected to participate in the Plan, and which will be beneficial to the owners of the Company and the Partnership.

2. Definitions: Unless the context otherwise clearly requires, the following definitions are applicable to the Plan:

Affiliate: With respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, the term “Affiliate” with respect to the Company, means (i) OGE Energy Corp. and each of its wholly-owned subsidiaries, so long as OGE Energy Corp, or one of its wholly-owned subsidiaries has the power under the GP Agreement to designate one or more individuals to serve on the Board and (ii) CenterPoint Energy, Inc. and each of its wholly-owned subsidiaries so long as CenterPoint Energy, Inc. or one of its wholly-owned subsidiaries has the power under the GP Agreement to designate one or more individuals to serve on the Board.

Award: An incentive compensation award generally payable in cash granted to a Participant with respect to a particular Plan Year pursuant to any applicable terms, conditions and limitations as the Committee may establish in order to fulfill the objectives of the Plan.

Board of Directors or Board: The Board of Directors of the Company.

Code: The Internal Revenue Code of 1986, as amended from time to time.

Committee: The Compensation Committee of the Board of Directors or such other committee or individuals appointed by the Board to administer the Plan.

Company: Enable GP, LLC or any successor thereto.

Compensation: Compensation or eligible earnings for a salaried exempt Participant during the year means the actual base salary paid during the Plan Year, including vacation, holiday and sick time. Eligible earnings for a salaried exempt Participant exclude all special payments, bonuses, allowances., reimbursements, and payments in lieu of overtime. Compensation or eligible earnings for an hourly or salaried non-exempt Participant during the year means the actual gross wages paid during the Plan Year, including vacation, holiday and sick time. Eligible earnings for an hourly or salaried non-exempt Participant shall include overtime pay in a manner consistent with the requirements of applicable labor law

Employee: An employee of the Company, the Partnership or an Affiliate and shall include any individual who provides services to the Partnership or an Affiliate as a seconded employee.

Employer: The Company, the Partnership and each Affiliate that is designated by the Committee as an Employer under this Plan.

Participant: An Employee who is selected to participate in the Plan.

Partnership: Enable Midstream Partners, LP, or any successor thereto.

Payment Date: The date an Award shall be paid as provided in Section 8(b) of the Plan.

Performance Goals: The performance objectives of the Partnership, its Subsidiaries or its business units and/or individual Participants established for the purpose of determining the level of Awards, if any, earned during a Plan Year.

Person: A “Person” as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time, and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

Plan: This Enable Midstream Partners, LP Short Term Incentive Plan, as amended from time to time.

Plan Year: The calendar year.

Retirement Date: A Participant’s date of voluntary termination of employment with his Employer (and all other Employers and Affiliates of the Partnership) that is on or after the date on which he has (i) attained age 60 and (ii) completed ten years of service (including service with members of the Company).

A pronoun or adjective in the masculine gender includes the feminine gender, and the singular includes the plural, unless the context clearly indicates otherwise.

3. Participation: The Committee shall select the Employees who will be Participants for each Plan Year. No Employee shall at any time have the right (a) to be selected as a Participant in the Plan for any Plan Year, (b) if so selected, to be entitled to an Award, or (c) if selected as a Participant in one Plan Year, to be selected as a Participant in any subsequent Plan Year. The terms and conditions under which a Participant may participate in the Plan shall be determined by the Committee in its sole discretion.

4. Eligibility: Except as provided below, only Employees who are (a) employed at least 90 calendar days during the Plan Year, and (b) employed on the Payment Date are eligible for the payment of an Award under the Plan.

(1) Retirement: If, during the Plan Year, a Participant (A) was employed by an Employer for at least 90 calendar days and (B) terminates on his Retirement Date, then the Participant shall nonetheless receive a payment of the Award (if any) based on the Committee’s determination of actual achievement of the Performance Goals with respect to the Participant’s Award and his Compensation earned during such Plan Year prior to the Participant’s Retirement Date. Payments under this clause (1) shall be made as provided in Section 8(b).

(2) Death or Disability: If, during the Plan Year, a Participant dies or terminates employment under circumstances establishing eligibility for disability benefits under an Employer’s long-term disability plan, then the Participant shall nonetheless receive payment of the Award the Participant would have received had the goals with respect to the Participant’s Award been met at the target level based on his Compensation earned prior to the Participant’s death or disability. Payments under this clause (2) shall be made as soon as practicable following the date of the Participant’s death or disability, but no later than 30 days after the date of the Participant’s death or disability.

5. Plan Administration: The Plan shall be administered by the Committee. All decisions of the Committee shall be binding and conclusive on the Participants. The Committee, on behalf of the Participants, shall enforce this Plan in accordance with its terms and shall have all powers necessary for the accomplishment of that purpose, including, but not by way of limitation, the following powers:

(a) To select the Participants;

(b) To interpret, construe, approve and adjust all terms, provisions, conditions and limitations of this Plan;

(c) To decide any questions arising as to the interpretation or application of any provision of the Plan;

(d) To prescribe forms and procedures to be followed by Employees for participation in the Plan, or for other occurrences in the administration of the Plan;

(e) To establish the terms and conditions of any agreement under which an Award may be earned and paid; and

(f) In addition to all other powers granted herein, the Committee shall make and enforce such rules and regulations for the administration of the Plan as are not inconsistent with the terms set forth herein.

No member of the Committee or individual to whom the Committee has delegated authority shall be liable for anything done or omitted to be done by him, by any member of the Committee or by any officer of the Company in connection with the performance of any duties under this Plan, except for his own willful misconduct or as expressly provided by statute.

6. Delegation of Authority: The Committee may delegate to the Chief Executive Officer and to other senior officers of the Company its duties under this Plan (including, but not limited to, its authority to select Participants) pursuant to such conditions or limitations as the Committee may establish.

7. Awards: The Committee shall determine the terms and conditions of Awards to be made under this Plan and shall designate from time to time the individuals who are to be the recipients of Awards. All or part of an Award may be subject to conditions established by the Committee, which may include, but are not limited to, continuous service with an Employer, achievement of specific individual and/or business objectives, increases in specified indices, attainment of specified growth rates and other measurements of performance or safety.

8. Payment of Awards: The Committee has sole and absolute authority and discretion to determine whether an Award shall be paid under this Plan, and if so such payment will be made in accordance with the following:

(a) Form of Payment: Generally, payment of Awards shall be made in cash and may be subject to such restrictions as the Committee shall determine.

(b) Date of Payment: Except as provided in Section 4, payment of any Awards for a Plan Year (“Award Plan Year”) shall be made as soon as practicable after the close of the Award Plan Year (as determined by the Committee), but in no event later than March 15th of the Plan Year immediately following the close of the Award Plan Year (“Payment Date”).

9. Assignability: Unless otherwise determined by the Committee and provided in an Award agreement, no Award or any other benefit under this Plan shall be assignable or otherwise transferable, except by will or the laws of descent and distribution. Any attempted assignment of an Award or any other benefit under this Plan in violation of this Section 9 shall be null and void.

10. Tax Withholding: The Committee shall have the right to cause applicable taxes to be withheld from any Award payment and to take such other action as may be necessary in the opinion of the Committee to satisfy all obligations for withholding of such taxes.

11. Finality of Determinations: Any determination by the Committee in carrying out or administering this Plan shall be final and binding for all purposes and upon all interested persons and their heirs, successors, and personal representatives.

12. Employee Rights Under the Plan: No Employee or other person shall have any claim or right to be granted an Award under this Plan. Neither the Plan nor any action taken thereunder shall be construed as giving an Employee any right to be retained in the employ of an Employer.

13. Amendment, Modification, Suspension or Termination: The Board may amend, modify, suspend or terminate this Plan for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law, except that no amendment or alteration that would adversely affect the rights of any Participant under any Award previously granted to such Participant shall be made without the consent of such Participant.

14. Exclusion from Section 409A: This Plan is intended to provide “short-term deferrals” as described in Treasury Regulation § 1.409A-1(b)(4) under Section 409A of the Code (or successor guidance thereto), and not to be a “nonqualified deferred compensation plan” for purposes of Section 409A of the Code. The Plan shall be administrated and interpreted consistent with that intent.

15. Governing Law: This Plan and all determinations made and actions taken pursuant hereto, shall be governed by and construed in accordance with the laws of the State of Oklahoma.